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                                                                     EXHIBIT 5.1


                        [COOLEY GODWARD LLP LETTERHEAD]


February 6, 2001


AURORA BIOSCIENCES CORPORATION
11010 Torreyana Road
San Diego, CA 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by AURORA BIOSCIENCES CORPORATION, a Delaware corporation (the "Company"), of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission, including a related prospectus/proxy statement filed with the Registration Statement (the "Prospectus"), covering the registration of 1,900,000 shares of Common Stock of the Company (the "Shares"), proposed to be issued in connection with the merger between PanVera Corporation, a Wisconsin corporation ("PanVera"), and Aurora Acquisition Corp., a Wisconsin corporation and a wholly owned subsidiary of the Company ("Merger Sub"), pursuant to the Agreement and Plan of Merger and Reorganization dated as of November 16, 2000 (the "Merger Agreement"), among the Company, Merger Sub and PanVera.

In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Company's Restated Certificate of Incorporation and Bylaws, as amended, the Merger Agreement, and such other records, documents, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and nonassessable.



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Aurora Biosciences Corporation
February 6, 2001
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We consent to the reference to our firm under the caption "Legal Matters" in the
Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP


/s/ D. BRADLEY PECK
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D. Bradley Peck